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                                                                   EXHIBIT 10.3

                                AMENDMENT NO. 1
                                     TO THE
                           LODGIAN, INC. 401(K) PLAN
          (AS AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 2003)
                                  (THE "PLAN")

         Pursuant to the power to amend reserved in Section 12.1 of the Plan, and as authorized by the Board of Directors of Lodgian, Inc., Lodgian, Inc. hereby amends the Plan, effective April 1, 2004, as follows:

1.       By amending Section 5.1 to read as follows:

         5.1. General. It is intended that Participants, Beneficiaries of deceased Participants and alternate payees will have an opportunity to direct the investment of their Accounts among investment funds selected by the Plan Sponsor or, at the discretion of the Plan Sponsor, a committee, which committee may be the same Committee referenced in Section 9.2, in accordance with Section 404(c) of ERISA. The Plan Sponsor or committee will select four or more investment funds to make available under the Trust Fund, and each such investment fund will be described for Participants in the summary plan description for this Plan or in such other materials as the Plan Sponsor or the committee deem suitable under the circumstances. Investment funds may be added or eliminated at any time by the Plan Sponsor or the committee. The investment funds may include, but are not limited to, (1) mutual funds, (2) collective investment funds, (3) the Lodgian Stock Fund and (4) the Lodgian Warrant Funds A and B (collectively the "Lodgian Warrant Funds"). Effective as of December 6, 2001, the Lodgian Stock Fund is closed to new investments. The Lodgian Warrant Funds are frozen investment funds that were established on December 3, 2002 solely for the purpose of holding Lodgian Warrants received by the Trust Fund on that date in connection with the court approved bankruptcy plan of reorganization of the Plan Sponsor. A Participant whose Account included an investment in the Lodgian Stock Fund on December 3, 2002, the date the Lodgian Warrants were received by the Trust Fund, shall automatically have a portion of his or her Account invested in the Lodgian Warrant Funds in the same proportion that his interest in the Lodgian Stock Fund bears to the total amount of all Accounts which are invested in the Lodgian Stock Fund at that time. The Lodgian Warrant Funds will remain frozen funds until the U.S. Department of Labor issues a prohibited transaction exemption which permits the sale and exercise of Lodgian Warrants at the direction of individual Participants who have an interest in the Lodgian Warrant Fund. No Lodgian Warrant may be exercised or sold except as permitted under the terms of such prohibited transaction exemption, the terms of which are incorporated into the Plan by reference, and in compliance with applicable securities laws. The assets of the Plan may be commingled for investment purposes in a group trust and with the assets of other plans whether or not the assets of this Plan will be held in a separate investment fund.

2. By amending Section 5.4 by inserting the following paragraph at the end of such section:

         The Plan Administrator may adjust the Accounts of some or all Participants for Plan administration expenses as of the last Valuation Date for a calendar quarter as permitted by law and applicable Internal Revenue Service and U.S. Department of Labor guidance on the payment of expenses with the Plan assets. The expenses may be charged to all Accounts or only to those Accounts of vested Participants who had terminated

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         employment prior to the last Valuation Date for a calendar quarter. If the expenses are charged to the Accounts of some or all Participants, the amount allocated to each Account shall be on a per capita basis and shall not be allocated on the basis of the Account balance.

3.       By amending the first paragraph of Section 8.3 to read as follows:

         8.3 Direct Rollover. Notwithstanding any provision of this Plan to the contrary that would otherwise limit a distributee's election under this Section 8, a distributee who has a Vested Benefit of $200 or more or has all or a portion of his or her Vested Benefit invested in the Lodgian Stock Fund may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

4.       By amending Section 8.8 (c) to read as follows:

         (c) Account Balance. A payment or Forfeiture from an Account may be delayed pending completion of allocations to the Account if necessary to avoid underpayment or overpayment. A Vested Benefit of less than $200 will be paid to a Participant or Beneficiary as soon as practicable in a cash lump sum payment without income tax withholding and without the direct rollover opportunity described in Section 8.3, unless all or any portion of such Participant's Vested Benefit is invested in the Lodgian Stock Fund.

5. By amending the Plan to add Appendix C, a listing of the Participating Employers.

         Except as herein amended, the provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Plan Sponsor, on behalf of itself and the Participating Employers contained in Appendix C of the Plan, as amended from time, have caused this Amendment No. 1 to be executed by the duly authorized officer, as of the 12th day of April, 2004.

                                 LODGIAN, INC.




                                 By:  /s/ Daniel E. Ellis
                                    -------------------------------------------
                                 Title: Senior Vice President & General Counsel



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